Exhibit 10.4
EMPLOYMENT AGREEMENT
     Republic Services, Inc. (the “Company”) and Kevin Walbridge (“Employee”) enter into this Employment Agreement (“Agreement”), which will become effective as of the effective date of the merger involving the Company and Allied Waste Industries, Inc. (the “Effective Date”). This Agreement outlines the terms and conditions under which the Company will employ Employee. The Company and Employee will be referred to as the “Parties” in this Agreement. The Parties agree as follows:
1. General Duties of Company and Employee. The Company will employ Employee as Senior Vice President, Midwestern Operations. Employee’s duties and responsibilities will be those assigned by Employee’s supervisor or such other officer(s) as the Company may designate. Employee will devote all working time and attention to the Company’s business and use Employee’s best efforts to satisfactorily perform his duties and responsibilities. Employee owes a fiduciary duty of loyalty, fidelity and allegiance to always act in the Company’s best interests and to refrain from doing or saying anything that injures the Company. Employee will comply with all Company policies, rules and guidelines. As consideration for Employee’s employment and the compensation and benefits payable hereunder, Employee agrees to sign the Company’s non-competition, non-solicitation and confidentiality agreement required for Employee’s position (and any amendments that may be necessary from time to time). Such agreement is attached to this Agreement as Appendix A and becomes effective on the Effective Date of this Agreement.
2. Employment Period. Employee’s employment is at-will and therefore can be terminated, at any time, with or without cause or notice, by either Employee or the Company. The termination of employment by either Employee or the Company will not affect Employee’s then existing non-competition, non-solicitation and confidentiality obligations.
3. Compensation and Benefits.
     3.1 Base Salary and Bonus. The Company will pay to Employee an annual base salary as set forth in the term sheet attached to this Agreement as Appendix B. Such salary will be payable in accordance with the Company’s practice at the time and subject to periodic review or adjustment by the Company. The Company also may elect, in its sole discretion, to pay Employee a bonus (which may be made pursuant to a Company incentive plan or program or otherwise) in an amount to be determined in the Company’s sole discretion.
     3.2 Incentive, Savings, Welfare, Retirement and Equity Plans. Employee will be entitled to participate in, and be eligible to receive, benefits available to similarly situated employees under Company incentive, savings, welfare, retirement and equity plans and programs, as those currently exist or may be modified by the Company (“Compensation Plans”). Employee’s participation in all such Compensation Plans will be governed by the terms and provisions of each Compensation Plan. Nothing in this Agreement shall prohibit or limit the right of the Company to discontinue, modify, or amend any plan or benefit in its sole discretion at any time, provided such discontinuance, modification, or amendment is applied generally to similarly situated employees of the Company.

4. Termination of Employment.
     4.1 Termination by Company for Cause. The Company may terminate Employee’s employment for Cause. If such termination occurs, Employee will be entitled to only the payments and benefits provided in Section 5.1. “Cause” means: (a) Employee is convicted of or pleads guilty (or nolo contendre) to a felony or other crime involving moral turpitude; (b) the Company determines that Employee knowingly breached any term of this Agreement; (c) the Company determines that Employee knowingly violated any of the Company’s policies, rules or guidelines; or (d) the Company determines that Employee willfully engaged in conduct, or willfully failed to perform assigned duties, the result of which exposes the Company to serious actual or potential injury (financial or otherwise).
     4.2 Termination Without Cause. The Company may terminate Employee’s employment Without Cause. If such termination occurs, Employee will be entitled to only the payments and benefits provided for in Section 5.2; provided, however, if such termination Without Cause occurs within one year after a Change in Control (as defined in Section 5.4 below), then the Employee will be entitled to only those payments and benefits provided for in Section 5.3. A termination “Without Cause” means a termination of Employee’s employment by the Company other than for Cause or because of a disability or death.
     4.3 Termination by Employee. Employee may terminate the employment relationship for any reason. In the event of a termination by Employee for any reason, Employee will be entitled to only the payments and benefits provided for in Section 5.1; provided, however, if Employee terminates for “Good Reason” (as defined in Section 5.4 below) within one year after a Change in Control, then the Employee will be entitled to those payments and benefits provided for in Section 5.3.
5. Obligations of Company Upon Termination.
     5.1 Terminations Other than Without Cause. If the Employee’s employment with the Company terminates for any reason other than Without Cause, the Company will pay Employee within ten (10) days after the termination date all earned but unpaid compensation for time worked through the termination date.
     5.2 Without Cause by the Company. If the Company terminates Employee’s employment Without Cause (and it constitutes a separation from service under Section 409A of the Internal Revenue Code and accompanying Treasury Regulations (“Section 409A”)):
     (a) The Company will pay Employee:
     (1) all earned but unpaid compensation for the time Employee worked through the termination date, to be paid within ten (10) days after the termination date;
     (2) an amount equal to one year of Employee’s then current base salary in equal bi-weekly installments over a twelve (12) month period beginning on the bi-weekly payroll date following the sixtieth (60th) day after the termination date;

     (3) an amount equal to a prorated annual bonus. The amount of the prorated annual bonus will equal the amount of the annual bonus, if any, to which Employee would have been entitled if Employee was employed by the Company on the last day of the year that includes the termination date multiplied by a fraction equal to the number of days which have elapsed in such year through the termination date divided by 365. Such amount, if any, will be paid at the same time as bonuses are paid to current similarly situated employees of the Company.
    (b) Employee’s stock options and other equity awards granted after the Effective Date that remain outstanding as of the termination date, will continue to vest and be exercisable as if Employee was employed during the one-year period following the termination date (or, if less, the remainder of the original term of the award);
    (c) If Employee and/or Employee’s spouse and dependents are enrolled in the Company’s medical, dental and/or vision plan as of the termination date, the Employee and/or Employee’s spouse and dependents shall continue to participate in those plans (whichever applicable), at the same cost applicable to active employees, until the earliest of: (i) the date Employee becomes eligible for any comparable medical, dental, or vision coverage provided by another employer, (ii) the date Employee becomes eligible for Medicare or any similar government-sponsored or provided health care program, or (iii) the first anniversary of the termination date; and
    (d) The payments and benefits provided under Section 5.2 will be instead of any payments or benefits to which Employee may be entitled under the terms of any severance plan or program of the Company in effect on the termination date.
     5.3 Change in Control. If the Company terminates Employee’s employment Without Cause or if Employee resigns for “Good Reason” within one (1) year after the effective date of a Change in Control (and it constitutes a separation from service under Section 409A), Employee will be entitled to the following payments and benefits:
     (a) The Company will pay Employee:
     (1) all earned but unpaid compensation for the time Employee worked through the termination date, to be paid within ten (10) days after the termination date;
     (2) (i) if the Change in Control constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as defined under Treasury Regulations Section 1.409A-3(i)(5), as may be amended (a “Section 409A Change in Control”), then on the bi-weekly payroll date following the sixtieth (60th) day after the termination date, a lump sum amount equal to: (x) two years of Employee’s then current base salary, and (y) two times the Employee’s target annual bonus, if any, for the year in which the termination date occurs; and (ii) if the Change in Control does not constitute a Section 409A Change in Control, then (x) an amount equal to two years of Employee’s then current base salary in equal biweekly installments over a twenty-four month period beginning on the biweekly payroll date following the sixtieth (60th) day after the termination date, and (y) a lump sum payment equal to two times the Employee’s target annual bonus, if any, for the year in which the termination date occurs payable on the bi-weekly payroll date following the sixtieth (60th) day after the termination date;
     (b) Employee’s stock options and other equity awards granted after the Effective Date that remain outstanding as of the termination date, will become 100% fully vested and exercisable on the termination date and remain exercisable for one (1) year following the termination date, but not beyond the original term of the option or other awards;
     (c) If Employee and/or Employee’s spouse and dependents are enrolled in the Company’s medical, dental and/or vision plan as of the termination date, the Employee and/or Employee’s spouse and dependents shall continue to participate in those plans (whichever applicable), at the same cost applicable to active employees, until the earliest of: (i) the date Employee becomes eligible for any comparable medical, dental, or vision coverage provided by another employer, (ii) the date Employee becomes eligible for Medicare or any similar government-sponsored or provided health care program, or (iii) the first anniversary of the termination date;
     (d) All long term incentive grants, if any, provided to Employee shall immediately vest as if all targets and conditions had been met and shall be paid by the Company to the Employee at such time as the Company would have been required to make such payments if the termination of employment had not occurred; and
     (e) The payments and benefits provided under Section 5.3 will be instead of any payments or benefits to which Employee may be entitled under the terms of any severance plan or program of the Company in effect on the termination date.
     5.4 Change in Control and Good Reason Definitions. For purposes of this Agreement, Change in Control has the meaning set forth on Appendix C. Good Reason is defined as a reduction in Employee’s base salary, bonus opportunity, or title and applies only during the one-year period following the effective date of a Change in Control.
     5.5 Release of Claims. The Company’s obligations under Section 5 (except Sections 5.2(a)(1) and 5.3(a)(1)) are contingent upon Employee executing (and not revoking during any applicable revocation period) a valid, enforceable, full and unconditional release of all claims Employee may have against the Company (whether known or unknown) as of the termination date in such form as provided by the Company. Additionally, the Company’s obligations under those Sections will cease immediately if the Company determines that Employee has violated at any time any of Employee’s non-compete, non-solicitation or confidentiality obligations to the Company.
     5.6 Section 409A. Notwithstanding any provisions in this Agreement to the contrary, if at the time of the employment termination the Employee is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable as a result of such employment termination is necessary to avoid the additional tax under Section 409A, the Company will defer the payment or commencement of the payment of any such payments or benefits (without any reduction in such payments or benefits ultimately paid or provided to the Employee) until the date that is six (6) months following the employment termination. Any monthly payment amounts deferred will be accumulated and paid to the Employee (without interest) six (6) months after the termination of employment in a lump sum, and the balance of payments due to the Employee will be paid as otherwise provided in this Agreement. Each bi-weekly payment described in Sections 5.2(a)(2) and 5.3(a)(2) is designated as a “separate payment” for purposes of Section 409A. This Agreement will be interpreted, administered and operated in accordance with Section 409A, although nothing herein will be construed as an entitlement to or guarantee of any particular tax treatment to the Employee.
6. Employee’s Obligation to Avoid Conflicts of Interest. Employee agrees to abide by the Company’s Conflicts of Interest policy, which includes not becoming involved, directly or indirectly, in a situation that a reasonable person would recognize to be an actual conflict of interest with the Company. If Employee discovers, or is informed by the Company that Employee has become involved in a situation that is an actual or likely conflict of interest with the Company, Employee will take immediate actions to eliminate the conflict and will not allow the conflict to continue. The Company’s determination as to whether or not a conflict of interest exists will be conclusive.
7. Non-Disparagement. Employee agrees that at no time during Employee’s employment or after Employee’s termination date, except as permitted or required by applicable law, will Employee directly or indirectly: (a) disparage or say or write negative things about the Company, its officers, directors, agents, or employees; (b) initiate or participate in any discussion or communication that reflects negatively on the Company, its officers, directors, agents, or employees; or (c) engage in any other activity that the Company considers detrimental to its interests. For purposes of this Section 7, a disparaging or negative statement is any communication, oral or written, which would tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness, or good character of the person or entity to whom the communication relates.
8. Cooperation and Assistance. Employee agrees that, after the termination date, Employee will assist and cooperate with the Company concerning business or legal related matters about which Employee possesses relevant knowledge or information. Such cooperation will be provided only at the Company’s specific request and will include, but not be limited to, assisting or advising the Company with respect to any business-related matters or any actual or threatened legal action (including testifying in depositions, hearings, and/or trials). In addition, Employee agrees to promptly inform the Company (by telephonic or written communication to Republic Services, Inc., Legal Department, 18500 North Allied Way, Phoenix, AZ 85054, phone number 480-627-2714) if any person or business contacts Employee in an effort to obtain information about the Company.

9. Miscellaneous.
     9.1 Waiver of Breach. The waiver by any Party of a breach of any provision of this Agreement will neither operate nor be construed as a waiver of any subsequent breach.
     9.2 Notice. All notices and other communications required or permitted under this Agreement will be in writing and will be deemed to have been given when delivered by hand or mailed by registered or certified mail, return receipt requested, as follows:

If to the Company:	Republic Services, Inc.
18500 North Allied Way
Phoenix, Arizona 85054
ATTN: General Counsel

If to the Employee:	6 Woodard Place
Zoinville, IN 46077
or to such other names or addresses as the Company or Employee, as the case may be, will designate by notice to the other party under this Section 9.2.
     9.3 Assignment. The Company may assign this Agreement upon written notice to Employee. However, Employee agrees that Employee’s rights and obligations under this Agreement are personal to Employee and may not be assigned, except to Employee’s estate, without the express written consent of the Company.
     9.4 Entire Agreement, No Oral Amendments. This Agreement replaces all previous agreements and discussions relating to any employment relationship between Employee and the Company or any of its subsidiaries or affiliated entities and constitutes the entire agreement between Employee and the Company with respect to the matters addressed in this Agreement. This Agreement may not be modified in any respect except by a written agreement signed by an executive officer of the Company. Employee acknowledges that upon the Effective Date of this Agreement it replaces Employee’s prior agreement with Allied Waste or the Company or any of its subsidiaries and that Employee is not entitled to any compensation or benefits that may have been provided under such agreement.
     9.5 Enforceability. If a court or arbitrator authorized by this Agreement to resolve disputes between the Parties determines that any provision of this Agreement is invalid or unenforceable, the invalid or unenforceable provision will be struck from this Agreement without affecting any other provision of this Agreement. All remaining provisions of this Agreement that were not struck will be enforced according to their terms.
     9.6 Governing Law, Jurisdiction, and Venue. This Agreement and the rights and obligations of the Parties hereunder shall be governed and interpreted in accordance with the laws of the State of Arizona. Additionally, the parties agree that the courts situated in Maricopa County, Arizona will have personal jurisdiction over them to hear all disputes arising under, or related to, this Agreement and that venue will be proper only in a court or arbitral forum in Maricopa County, Arizona.
     9.7 Arbitration. With the sole exception of any breach by Employee of the obligations Employee assumed under a non-competition, non-solicitation and confidentiality agreement (the breach of which permits the Company to obtain judicial relief due to the exigent circumstances presented by such a breach), all other alleged breaches of this Agreement, or any other dispute between the Parties arising out of or in connection with Employee’s employment with the Company will be settled by binding arbitration to the fullest extent permitted by law. This Agreement to arbitrate applies to any claim for relief of any nature, including but not limited to claims of wrongful discharge under statutory law and common law; employment discrimination based on federal, state or local statute, ordinance, or governmental regulations, including discrimination prohibited by: (a) Title VII of the Civil Rights Act of 1964, as amended, (b) the Age Discrimination in Employment Act, (c) the Americans with Disabilities Act, (d) the Fair Labor Standards Act; claims of retaliatory discharge or other acts of retaliation; compensation disputes; tortious conduct; allegedly contractual violations; ERISA violations; and other statutory and common law claims and disputes, regardless of whether the statute was enacted or whether the common law doctrine was recognized at the time this Agreement was signed.
     The Parties understand that they are agreeing to substitute one legitimate dispute resolution forum (arbitration) for another (litigation) because of the mutual advantages this forum offers, and are waiving their right to have their disputes resolved in court except for breaches by the Employee of Employee’s non-competition, non-solicitation and confidentiality obligations.
     The arbitration proceeding will be conducted in Maricopa County, Arizona in accordance with the National Rules for the Resolution of Employment Disputes (National Rules) of the American Arbitration Association (AAA) in effect at the time a demand for arbitration is made. The Company will pay all costs and expenses of the arbitration, except for the filing fees and costs that would have been required had the proceeding been initiated and maintained in the Maricopa County Superior Court, which fees and costs Employee will pay. Each Party will pay their own attorneys’ fees and expenses throughout the arbitration proceeding. However, the arbitrator may award the successful Party its attorneys’ fees and expenses at the conclusion of the arbitration and any other relief provided by law.

REPUBLIC SERVICES, INC.
By:	/s/ Donald W. Slager
Name:	Donald W. Slager
Title:	President and Chief Operating Officer

EMPLOYEE
/s/ Kevin Walbridge
Kevin Walbridge

APPENDIX A
NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT
     Republic Services, Inc. (the “Company”) and Kevin Walbridge (“Employee”) enter into this Non-Competition, Non-Solicitation and Confidentiality Agreement (“Agreement”). The Parties agree as follows:
     1. Certain Definitions and Understandings. The Parties expect that some or all of the obligations the Company will assume to Employee under this Agreement will be fulfilled through its parent, subsidiary, related, or successor companies (“Affiliates”). Accordingly, Employee acknowledges that the discharge of any obligation of the Company under this Agreement by one or more of its Affiliates discharges the Company’s obligation in that regard. Moreover, the obligations Employee will assume under this Agreement will be owed to the Company and its Affiliates (collectively referred to as the “Company” for the remainder of this Agreement).
     2. Consideration Employee Will Receive Under This Agreement. The Parties recognize that in order for Employee to perform his duties, Employee needs to manage, use or otherwise handle Confidential Information (as defined below in Section 3.1) belonging to the Company. Thus, the Company agrees to provide Employee with, and access to, Confidential Information necessary to perform his duties. Employee agrees that, in exchange for the Company providing him with Confidential Information, the Company’s agreement to employ him on an at-will basis, and for other valuable consideration outlined in his Employment Agreement, Employee will make the promises set forth in the following sections of this Agreement.
     3. Employee’s Confidentiality Obligations.
          3.1 For purposes of this Agreement, “Confidential Information” is not limited to information that would qualify as a Trade Secret and includes, but is not limited to: customer lists and agreements; customer service information; names of customer contacts and the identities of their decision-makers; routes and/or territories; information provided to the Company by any actual or potential customer, government agency or other third party; the Company’s internal personnel and financial information; information about vendors that is not generally known to the public; purchasing and internal cost information; information about the profitability of particular operations; internal service and operational manuals and procedures; the manner and methods of conducting the Company’s business; marketing plans, development plans, price data, cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes; future plans and potential acquisition, divestiture and other development strategies; non-public information about the Company’s landfill development plans, landfill capacity, special projects, and the status of any permitting process; the status of any governmental investigation, charge, or lawsuit and the position of the Company regarding the value of such matter; non-public information regarding the Company’s compliance, with federal, state or local laws; information that gives the Company some competitive business advantage, or the opportunity of obtaining such an advantage, or the disclosure of which could be detrimental to the interests of the Company; and/or information that is not generally known outside the Company.

          3.2 As a consequence of Employee’s acquisition of Confidential Information, Employee agrees that it is reasonable and necessary that he make the following covenants:
                    (a) At no time while Employee is employed or at any time after his employment ends will Employee disclose Confidential Information to any person or entity either inside or outside of the Company other than as necessary in carrying out his duties and responsibilities, nor will Employee use, copy, or transfer Confidential Information other than as necessary in carrying out his duties and responsibilities, without first obtaining the Company’s prior written consent. In the event a court concludes that the temporal restrictions in this Section 3.2(a) are unreasonable, Employee’s obligations under this Section 3.2(a) will end three (3) years after his employment ends.
                    (b) During his employment, Employee agrees to promptly disclose to the Company all information, ideas, concepts, improvements, discoveries and inventions (“Inventions”), which he conceives, develops, creates, or acquires, either individually or jointly with others, and which relate to the business, products, or services of the Company, irrespective of whether such Inventions were conceived, developed, discovered, or acquired by Employee on the job, at home, or elsewhere. Employee further agrees that all right, title and interest (including copyrights) in and to any Inventions shall be the property of the Company.
                    (c) When Employee’s employment with the Company ends, Employee will immediately deliver to the Company (or its designee) anything containing Confidential Information including, but not limited to, reports, studies, materials, records, documents, books, files, videotapes, tape recordings, computers, computer disks, flash/thumb drives, CDs, DVDs, PDAs, Blackberry devices, mobile telephones, and/or other devices used to store electronic data, including any copies thereof, whether made by Employee or which came into his possession prior to or during his employment concerning the business or affairs of the Company.
     4. Employee’s Non-Competition and Non-Solicitation Obligations.
          4.1 Definitions:
                    (a) “Principal Competitor” means: (i) Waste Management, Inc., Waste Connections, Inc., or Veolia Environmental Services North America Corp. (including their predecessors, successors, parents, subsidiaries, or affiliate operations); or (ii) any public or private business (including their predecessors, successors, parents, subsidiaries, or affiliate operations) conducting Non-hazardous Solid Waste Management services in three (3) or more states in which the Company conducts business.
                    (b) “Competitor” means any public or private business that provides Non-hazardous Solid Waste Management services in any state in which the Company conducts business.
                    (c) “Rendering Services” means any of the following activities, whether done directly or through others, whether done in person or through telephonic, electronic, or some other means of communication, and whether done as a principal, director, officer, agent, employee, contractor, or consultant: (i) performing any kind of services or duties related to Non-hazardous Solid Waste Management; (ii) selling, marketing, managing, or brokering Non-hazardous Solid

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Waste Management services; (iii) developing, managing, or otherwise handling data or information concerning potential or actual acquisitions of businesses that engage in Non-hazardous Solid Waste Management; (iv) participating in any decision, or developing, or implementing any strategy, to acquire such businesses; (v) formulating, reviewing, or implementing long or short-term marketing, sales, or operational strategies related to Non-Hazardous Solid Waste Management; (vi) conducting or reviewing cost benefit analysis on proposed projects related to Non-Hazardous Solid Waste Management; (vii) conducting, participating in, or otherwise assisting any review of the prices or rates charged by the Company, whether in connection with an initial contract bid, a contract extension, or a request for a price/rate increase; (viii) soliciting, requesting, reviewing, analyzing, or otherwise handling Confidential Information about the costs (including SG&A or operational), revenues, or profit margins of the Company; (ix) determining, advising, or recommending whether to award a contract to the Company, or whether, and to what extent, the Company is entitled to an increase in its rates or prices; and/or (x) performing any functions that are the same as, or substantially similar to, the duties Employee performed for the Company at any time during the last twenty-four (24) months of his employment.
                    (d) “Contact” means any direct or indirect interaction between Employee and any customer, potential customer, or acquisition prospect, which takes place in an effort to further a business relationship, whether done directly or through others, whether in person or through telephonic, electronic, or some other means of communication, and whether done as a principal, director, officer, agent, employee, contractor, or consultant.
                    (e) “Non-hazardous Solid Waste Management” means the collection, hauling, disposal, or recycling, of non-hazardous refuse or other services provided by the Company.
                    (f) “Facility” means the physical location at which the Company owns, leases, or operates: (i) an office; (ii) a collection operation; or (iii) a post-collection operation (including, but not limited to, landfills, transfer stations, material recovery facilities, recycling facilities and compost facilities).
                    (g) “Solicit” means soliciting directly or through others, whether done in person or through telephonic, electronic, or some other means of communication, and whether done as a principal, director, officer, agent, employee, contractor, or consultant.
          4.2 Prohibition Against Competition.
                    (a) During his employment, and for a period of twenty-four (24) months after his employment ends, Employee will not compete with the Company to the extent, and subject to the express limitations, provided in this Section 4.2. In the event a court concludes that twenty-four (24) months is an unreasonable period of time, Employee’s obligations under this Section 4.2 will end eighteen (18) months after his employment ends.
                    (b) During his employment, Employee will have detailed knowledge of, and active participation in, many issues affecting the Company’s operations across the nation. Much of the Confidential Information Employee will receive will not be limited to a particular geographic area. Nonetheless, the Parties recognize that an appropriate non-competition obligation should balance Employee’s interest in future employment with the Company’s interest in protecting its

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Confidential Information and other protectable interests. Accordingly, Employee agrees that he will not Render Services to any Principal Competitor, or to any Competitor, that are: (i) rendered in a state in which the Company does business; or (ii) directed at achieving, or intended to achieve, a result in any such state. In the event a court concludes that this particular restriction is not reasonably limited, Employee will not Render Services to any Principal Competitor, or to any Competitor, that are: (i) rendered within forty (40) miles of any Facility; or (ii) directed at achieving, or intended to achieve, a result within forty (40) miles of any Facility.
          4.3 Prohibition Against Solicitation.
     (a) During his employment, and for a period of twenty-four (24) months after his employment ends, Employee will limit his activities relating to customers, potential customers, acquisition prospects, employees, consultants and independent contractors of the Company to the extent, and subject to the express limitations, provided in this Section 4.3. In the event a court concludes that twenty-four (24) months is an unreasonable period of time, Employee’s obligations under this Section 4.3 will end eighteen (18) months after his employment ends.
     (b) Employee will not Contact any customers, potential customers, or acquisition prospects of the Company that Employee generated, serviced, managed, contacted, or maintained at any time during the last twenty-four (24) months of his employment on behalf of any Principal Competitor, or any Competitor, that provides Non-hazardous Solid Waste Management services within forty (40) miles of any Facility.
     (c) Employee will not, either directly or indirectly, raid, Solicit, attempt to Solicit, or induce, any employee of, consultant to, or independent contractor of, the Company to terminate his or her relationship with the Company in order to become an employee of, consultant to, independent contractor of, or act in any other way on behalf of, any other person or entity.
          4.4 Judicial Modification. If the applicable temporal or geographic limitations agreed to by the Parties in this Section 4 are found by a court to be overbroad, the Parties expressly authorize the judge before whom any dispute is brought to impose the broadest temporal and geographic limitations permissible under the law.
     5. Miscellaneous.
          5.1 Waiver of Breach. The waiver by any Party of a bleach of any provision of this Agreement will neither operate nor be construed as a waiver of any subsequent breach.
          5.2 Assignment. The Company may assign this Agreement upon written notice to Employee. However, Employee agrees that his rights and obligations under this Agreement are personal to him and may not be assigned without the express written consent of the Company.
          5.3 Entire Agreement, No Oral Amendments. This Agreement supplements Employee’s Employment Agreement and replaces and merges all previous agreements and discussions relating to any non-competition, non-solicitation and/or confidentiality obligations owed by Employee to the Company and it constitutes the entire agreement between Employee and the

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Company with respect to the rights and obligations of either Party in that regard. This Agreement may not be modified except by a written agreement signed by an executive officer of the Company.
          5.4 Enforceability. If a court or arbitrator authorized by this Agreement to resolve disputes between the Parties determines that any provision of this Agreement is invalid or unenforceable, the invalid or unenforceable provision will be struck from the Agreement without affecting any other provision of this Agreement. All remaining provisions of this Agreement that were not struck will be enforced according to their terms.
          5.5 Governing Law, Jurisdiction, and Venue. This Agreement and the rights and obligations of the Parties hereunder shall be governed and interpreted in accordance with the laws of the State of Arizona. Additionally, the Parties agree that the courts situated in Maricopa County, Arizona will have personal jurisdiction over them to hear all disputes arising under, or related to, this Agreement and that venue will be proper only in Maricopa County, Arizona.
          5.6 Injunctive Relief. The Company and Employee agree that a breach of any term of this Agreement by Employee would cause irreparable harm to the Company and that, in the event of such breach, the Company will have, in addition to any and all remedies of law, the right to an injunction, specific performance and other equitable relief to prevent or redress the violation of Employee’s obligations under this Agreement. Additionally, to provide the Company with the protections it has bargained for in this Agreement, any period of time in which Employee has been in breach will extend, by that amount of time, the time for which Employee should be precluded from further breaching the promises made in the Agreement.
          5.7 Attorneys’ Fees. The Company and Employee agree that, if Employee is found to have breached any tern of this Agreement, the Company will be entitled to recover the attorneys’ fees and costs it incurred in enforcing this Agreement.
     The Parties, intending to be bound, execute this Agreement as of the Effective Date identified in Employee’s Employment Agreement.

EMPLOYEE	COMPANY

/s/ Kevin Walbridge	By	/s/ Donald W. Slager

Kevin Walbridge
	Its	President and Chief Operating Officer

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APPENDIX B

Date:	September 5, 2008

To:	Kevin Walbridge

From:	Don Stager

Re:	Senior Vice President — Midwestern Operations

On behalf of the senior management team of the new Republic, I am pleased to offer you the position of Senior Vice President — Midwestern Operations effective on the close of our merger agreement. Here are the highlights of our offer:
•	Salary: Your base salary will increase by $100K (33%) from $300K to $400K.

•	Perquisite Allowance: No car allowance or club dues allowance will be provided to any executives in the new Republic.

•	Bonus: Your annual management bonus target will be 80% of your salary ($320K).

•	Stock Award: You will be eligible for a stock award in early 2009 valued at roughly $150K. The specific form of the award will be communicated as we finalize our executive compensation plans with the new board’s compensation committee.

•	Long-Term Incentive Plan: You will be eligible to participate in our Long-Term Incentive Plan with a $200K award target. This incentive will be tied to achieving our key financial goals over the next three-year period (2009 — 2011). A new LTIP award opportunity will be established each year so that this incentive will become part of your annual compensation.

•	Integration Bonus: You will be eligible for a one-time integration bonus once we hit our synergy goals. More specifics on this bonus opportunity will be provided separately.

•	Deferred Compensation Plan: An annual contribution of $65K will be made into the Deferred Compensation Plan as a special executive benefit. This contribution is in lieu of a Supplemental Executive Retirement Plan.
The Central Region office will continue to be located in Indianapolis. This offer is contingent upon you signing a new non-compete agreement and a new employment agreement. A copy of the agreements will be provided to you shortly for review.
I look forward to working together to integrate two great companies into the new Republic. Please sign below to acknowledge your acceptance of this offer.

/s/ Kevin Walbridge	12/3/08

Signature	Date

APPENDIX C
     Change in Control means one of the following: (a) the Company merges or consolidates, or agrees to merge or to consolidate, with any other corporation (other than a wholly-owned direct or indirect subsidiary of the Company) and is not the surviving corporation (or survives as a subsidiary of another corporation), (b) the Company sells, or agrees to sell, all or substantially all of its assets to any other person or entity, (c) the Company is dissolved, (d) any third person or entity (other than Apollo Advisors, L.P., The Blackstone Group L.P., or a trustee or committee of any qualified employee benefit plan of the Company) together with its affiliates shall become (by tender offer or otherwise), directly or indirectly, the beneficial owner of at least 30% of the voting stock of the Company, or (e) the individuals who constitute the Board of Directors of the Company as of the Effective Date (“Incumbent Board”) shall cease for any reason to constitute at least a majority of the Board of Directors; provided, that any person becoming a director whose election or nomination for election was approved by a majority of the members of the Incumbent Board shall be considered, for the purposes of this Agreement, a member of the Incumbent Board. Notwithstanding the foregoing, a “Change in Control” for purposes of this Agreement shall not include the transaction contemplated by the Agreement and Plan of Merger, dated June 22, 2008, by and among Republic Services, Inc., RS Merger Wedge, Inc. and Allied Waste Industries, Inc.